Exhibit 10.7

CONFIDENTIAL PORTIONS OF THIS LICENSE AMENDMENT HAVE BEEN OMITTED PURSUANT TO REGULATION S-K ITEM 601(b)(10)(iv) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (i) IS NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO 9 METERS BIOPHARMA INC. IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACES WITH EMPTY BRACKETS INDICATED BY [ ].

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

THIS AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into as of this 10th day of February 2020 (the “A&R Effective Date”) by and between CEDARS-SINAI MEDICAL CENTER, a California nonprofit public benefit corporation (“CSMC”), with offices at 8700 Beverly Boulevard, Los Angeles, California 90048-1865, and Naia Rare Diseases, Inc. (formerly Naia GLP, Inc.), a Cayman Islands corporation (“Licensee”), with offices at c/o Naia Pharmaceuticals, Inc., 336 Bon Air Center P.O. Box 341, Greenbrae, CA 94904.

RECITALS

A.CSMC owns and/or is entitled to grant license rights with respect to certain Patent Rights and Technical Information (as defined below) invented or developed in connection with research performed at CSMC’s Gastrointestinal Motility Program and Laboratory under the direction of Mark Pimentel, M.D., Jeffry Conklin, M.D., and Edy Soffer, M.D. (hereinafter collectively referred to as the “Inventors”).

B.CSMC previously licensed to Licensee rights in the Patent Rights and the Technical Information pursuant to that certain Exclusive License Agreement between CSMC and Licensee dated December 30, 2014 (such agreement, the “Original License”; such date, the “Original Effective Date”).

C.In order to facilitate the further development and acquisition of Products by enabling the acquisition of Licensee by Innovate Biopharmaceuticals, Inc., the parties wish to amend and restate the Original License as set forth herein.

D.Other than the rights expressly granted by CSMC hereunder within the Field of Use, Licensee acknowledges that CSMC shall retain all other rights with respect to the Patent Rights and the Technical Information. CSMC and Licensee further intend that the execution, delivery and performance of this Agreement by each party, and the consummation of the transactions contemplated hereunder, shall not at any time threaten CSMC’s tax-exempt status under Section 501(c)(3) of the

Internal Revenue Code and Section 2370ld of the California Revenue and Taxation Code, or cause CSMC to be in default under any of CSMC’s issued and outstanding tax-exempt bonds.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, and for good and valuable consideration, the receipt and sufficiency of which and hereby acknowledged, the parties hereto herby agree as follows:

0.    AMENDMENT AND RESTATEMENT. The Parties hereby agree that, effective as of the A&R Effective Date, the Original License is hereby amended and restated to reflect the terms and conditions set forth in this Agreement.

1.	DEFINITIONS

1.1    “Affiliate” or “Affiliates” shall mean any corporation, person or entity, which controls, is controlled by, or is under common control with, a party to this Agreement without regard to stock or other equity ownership. For purposes hereof, the terms “control” and “controls” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation, person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2    “Confidential Information” shall mean any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, including, without limitation, all specifications, know-how, trade secrets, technical information, drawings, software, models, business information and patent applications pertaining to the Patent Rights and Technical Information, and as further provided in Section 10 hereof.

1.3    “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereof.

1.4    “Field of Use” shall mean any uses and applications.

1.5    “Improvements” shall mean all improvements, modifications or enhancements to the Patent Rights that, after the Original Effective Date, are conceived and reduced to practice if patentable, or reduced to practice if not patentable, by at least one Inventor.

1.6    “Licensee Developments” shall mean any and all processes, uses, designs, applications, methods and compositions-of-matter, indications, improvements, enhancements and modifications in the Field of Use directly based upon or directly created using the Patent Rights and/or Technical Information and which were discovered or developed by or on behalf of Licensee (exclusive of work performed by CSMC or the Inventors) during the term of this Agreement.

1.7    “Net Sales” shall mean the gross amounts invoiced and received by Licensee, its Affiliates, or Permitted Sublicensees for all sales or transfers of any Product in the United States to third parties, less the following amounts to the extent actually incurred or paid by Licensee, its Affiliates, or Permitted Sublicensees with respect to such sales or transfers:

(a)trade, cash and quantity discounts, charge backs or rebates actually allowed or taken, including discounts or rebates to governmental; wholesalers and other distributors; pharmacies and other retailers; buying groups; health care insurance carriers; pharmacy benefit management companies; regulatory authorities; third parties associated with patient assistance programs; or managed care organizations;
(b)credits or allowances actually given or made for rejection of, or return of previously sold Products;
(c)any charges for insurance, freight, and other transportation costs directly related to the delivery of Product to the extent included in the gross invoiced price; and
(d)any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation, delivery, import, or export of the Product (including any value added tax or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever.
All aforementioned deductions shall only be allowable to the extent they are commercially reasonable and determined in the ordinary course of business based on its accounting standards and practices consistently applied across its product lines and verifiable based on conventional industry practices. For purposes of calculating Net Sales hereunder, all such discounts, allowances, credits, rebates, and other deductions shall, when offered in conjunction with discounts, allowances, credits, or rebates on other products sold for separately stated prices, not be deducted hereunder to the extent offered as an enticement or in exchange for purchasing such other products such that the Product bears a disproportionate portion of such deductions as related to such other products. Notwithstanding anything in this Agreement to the contrary, the transfer of the Product between or among Licensee, its Affiliates, and Permitted Sublicensees will not be considered a sale, provided, that in the event an Affiliate or Permitted Sublicensee is the end-user of Product, the transfer of Product to such Affiliate or Permitted Sublicensee shall be included in the calculation of Net Sales at the average selling price charged in the United States in an arm’s length sale to a third party who is not an Affiliate or Permitted Sublicensee in the relevant period. Net Sales will include the cash consideration received on a sale and the fair market value of all non-cash consideration. Disposition of Product for, or use of the Product in, clinical trials or other scientific testing, as samples, or under compassionate use, named patient sales, patient assistance, or test marketing programs or other similar programs or studies where the Product is supplied at or below the cost of manufacturing shall not result in any Net Sales; provided, however, if Licensee or any of its Affiliates or Permitted Sublicensees charges an amount for such Product in excess of Licensee’s, its Affiliates’, or its Permitted Sublicensees’ cost of manufacturing, the amount billed will be included in the calculation of Net Sales, but for the sake of clarity such disposition or use of the Product shall never constitute a First Commercial Sale.
If a Product is sold or provided as part of a system, package, or combination product or service that involve one or more products¸ active pharmaceutical ingredients, or services not covered by the Patent Rights (each, a “Combination Product”), Net Sales shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/(A+B), where A is the weighted average sales price of the Product if and when sold separately in finished form in the United States, and B is the weighted average sales price of any other products, active pharmaceutical ingredients, or services in the Combination Product if and when sold separately in finished form in the United States. If the Product in the combination is not sold separately in finished form in the United States, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the following formula: one (1) minus B / C where B is the weighted average sale price(s) of the other products, active pharmaceutical ingredients, or services in the Combination Product when sold separately in finished form in the United States and C is the weighted average sale price of the Combination Product in the United States (if there is more than one other product, active pharmaceutical ingredient, or service, B shall equal the sum of all such other products’, active pharmaceutical ingredients’, or services’ weighted average sale prices in the United States). If any other active pharmaceutical molecule(s) or delivery device(s) in the combination is not sold separately in finished form in the United States, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the weighted average sales price of the Product if sold separately in finished form in the United States and C is the weighted average sales price of the Combination Product in the United States. If neither the Product nor any other product, active pharmaceutical ingredient, or service in the Combination Product is sold separately in finished form in the United States, the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of the Product in the Combination Product to the total fair market value of such Combination Product in the United States.
1.8    “Non-Royalty Sublicense Revenues” shall mean upfront fees, license maintenance fees, and milestone payments, or other payments, including the fair market value of any non-cash consideration, received by Licensee in consideration for any rights granted to Patent Rights under a sublicense agreement, and excludes (a) any and all sales-based royalties paid to Licensee; (b) payments made in consideration for the issuance of debt or equity securities of Licensee; and (c) funding received from a Permitted Sublicensee or an Affiliate thereof, following execution of the applicable sublicense, for specific research, development, or other services performed by Licensee or an Affiliate thereof with respect to Products following the execution of such sublicense, to the extent such funding does not exceed Licensee’s and its Affiliates’ reasonable, documented cost of performing such research, development, or other services.

1.9    “Patent Rights” shall mean the patent existing on the Original Effective Date which is described on Schedule A attached hereto, and all patents and/or patent applications (including provisional patent applications) existing as of the Original Effective Date in any other country corresponding to the foregoing, and all divisions, continuations, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, all claims of continuations-in-part that are entitled to the benefit of the priority date of any of the foregoing, and any patent that issues thereon. The Patent Rights are all owned by CSMC.

1.10    “Product” or “Products” shall mean any products and/or services in the Field of Use that, except for the license granted hereunder, would infringe a Valid Claim of the Patent Rights.

1.11    “Technical Information” shall mean, as of the Original Effective Date, the following information in the Field of Use which is described in the Patent Rights or otherwise provided to Licensee: know-how, trade secrets, unpublished patent applications, software, bioinformatics, unpatented technology, technical information, statistical information and analyses, biological materials, chemical reagents, preclinical and clinical information, in each case which has been conceived or reduced to practice prior to the Original Effective Date, in connection with research performed at CSMC’s Gastrointestinal Motility Program and Laboratory under the direction of the Inventors. The Technical Information shall further include information in the Field of Use described in Schedule B hereto and which has been reduced to practice prior to the Original Effective Date in the conduct of the aforementioned research programs at CSMC under the direction of one or any of the Inventors. Technical Information is all owned by CSMC.

1.12    “Territory” shall mean the United States.

1.13    “Valid Claim” shall mean a claim of an issued patent included within the Patent Rights, which claim has not (a) lapsed, been canceled or become abandoned, (b) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise. The term Valid Claim shall also include the claims of a pending patent application within the Patent Rights for a period of seven (7) years from the actual filing date of that patent application.

2.	LICENSE

2.1    Grant of Exclusive Rights. Subject to the terms of this Agreement, CSMC hereby grants to Licensee, and Licensee hereby accepts from CSMC, the exclusive license, with the right to grant sublicenses (through multiple tiers of sublicensees, and subject to the terms of Section 2.2 hereof), under and to the Patent Rights and Technical Information during the term of this Agreement (as provided in Section 6 hereof) to conduct research in the Field of Use and to make, have made, use, have used, offer for sale, sell, have sold and/or import Products in the Field of Use in the Territory. The foregoing grant of exclusivity is made expressly subject to the following:

(a)    All applicable laws and regulations, including, without limitation, the requirements of federal law as pertains to the manufacture of products within the United States;
(b)    The following non-exclusive rights to the Patent Rights and Technical Information, which are retained by CSMC within the Field of Use:

(i)    the right to submit for publication the scientific findings from research conducted by or through CSMC or its investigators (including the Inventors) related to the Patent Rights and the Technical Information; provided, however, that prior to submission for publication, CSMC shall deliver a copy of the proposed publication to Licensee, and Licensee shall have the right to review the submission to determine whether a patent application should be filed and shall have the right to request that CSMC delay submission for up to sixty (60) days to allow the appropriate party to prepare and file a patent application to protect any patentable inventions disclosed in such submission; and

(ii)    the right (A) to use any tangible or intangible information contained in the Patent Rights or the Technical Information or any Improvements (so long as CSMC shall treat such information as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof), for CSMC’s research, internal teaching and other educationally-related and non-commercial (except for charges to its own patients) clinical purposes, where clinical use does not involve a third party funding grant to commercialize such information, and (B) to obtain research funding for further study and development thereof from governmental and other nonprofit organizations (including grant applications).

(c)    Notwithstanding any other provision hereof to the contrary, all rights to the Patent Rights, Technical Information and Improvements outside of the Field of Use are retained by CSMC. Furthermore, this Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of CSMC other than Patent Rights regardless of whether such patents are dominant or subordinate to Patent Rights.

2.2    Sublicensing. Licensee shall have the right to grant sublicenses, through multiple tiers of sublicensees, under its rights in Patent Rights and Technical Information in accordance with this Section 2.2 (each, “Permitted Sublicensee”). Any such Permitted Sublicensee shall be subject in all respects to the applicable provisions contained in this Agreement and Licensee will remain primarily liable to CSMC for, and shall be responsible for exercising commercially reasonable efforts in monitoring and enforcing, performance of all of Licensee’s applicable obligations hereunder by any such Permitted Sublicensee. Without limiting the generality of the foregoing, as an express condition of any such sublicense, any such Permitted Sublicensee shall be required to agree in writing to be bound by commercially reasonable reporting and record keeping, indemnification and inspection provisions, and the applicable provisions of this Agreement, including, without limitation, those pertaining to the use of CSMC’s name and marks, indemnification of CSMC and the use of CSMC’s Confidential Information. Permitted Sublicensees may further sublicense without CSMC’s prior written consent, subject to the foregoing requirements. Licensee shall promptly forward to CSMC a copy of any and all fully executed sublicense agreements, any subsequent amendments, and all copies of Permitted Sublicensees’ profit sharing or royalty reports, in no event more than thirty (30) days following execution or receipt thereof, as applicable, provided that any of the foregoing may be redacted to protect any technical or proprietary information of any Permitted Sublicensee that is not necessary to ensure compliance with this Agreement. If Licensee shall conduct one or more royalty or payments audits concerning Products in the Territory of its Permitted Sublicensees hereunder during the term hereof, Licensee shall provide copies of all audit reports to CSMC on a timely basis. The covenants pertaining to the use of CSMC’s name and marks, the indemnification of CSMC and the use of CSMC’s Confidential Information in any sublicense or assignment shall run for the benefit of CSMC, who shall be expressly stated as being a third-party beneficiary thereof with respect to such covenants set forth in this Agreement. Licensee understands and agrees that none of its permitted sublicenses hereunder shall reduce in any manner any of its obligations set forth in this Agreement.

(a)    Required Sublicensing. If Licensee is unable or unwilling to serve or develop a potential market or market territory for which there is no then-current Permitted Sublicensee and there is a company willing to be a Permitted Sublicensee, Licensee will, at CSMC’s request, use commercially reasonable efforts to negotiate in good faith a sublicense with any such potential Permitted Sublicensee.

(b)    Royalty-Free Sublicenses. If, and only if, Licensee pays all royalties due CSMC from a Permitted Sublicensee’s Net Sales, Licensee may grant that Permitted Sublicensee a royalty-free or non-cash sublicense or cross-license.

2.3    Improvements. Subject to the rights and applicable rules of the Funding Agencies (as such term is defined in Section 3.3), Licensee shall have, for a period of sixty (60) days after receipt by Licensee of written notice from CSMC disclosing an Improvement, the exclusive first right to negotiate with CSMC to obtain one or more licenses to the Improvement in the Field of Use upon such terms and conditions as shall be agreed by the parties hereto, which terms and conditions shall include provisions for fair market value consideration for the grant of any such licenses. If Licensee declines or fails to pursue, or if the parties fail to agree to summary non-binding economic terms for, a license to such Improvement in the Field of Use during the sixty (60) day period specified above, then CSMC shall have the right to commence discussions with any other party concerning such Improvement. Furthermore, CSMC shall have the right to commence discussions with any other party concerning such Improvement if the parties have failed to execute a license agreement for the Improvement in the Field of Use within one hundred and eighty days (180) after receipt by Licensee of written notice from CSMC disclosing the Improvement (even if the parties have agreed to summary non-binding economic terms within the aforementioned sixty (60) day period). Subject to the provisions of this Section 2.3, Licensee acknowledges and agrees that CSMC expressly retains and reserves any and all right, title and interest in and to the Improvement, whether or not in the Field of Use and, accordingly, no license to any Improvement is granted to Licensee under this Agreement.

2.4    Licensee Developments. In the event that Licensee intends to sponsor research in the Field of Use at CSMC, the parties shall use good faith reasonable efforts to discuss the inclusion in the research agreement to be entered into by the parties with respect to such research of the grant to CSMC of a royalty-free license to practice and use Licensee Developments for non-commercial research purposes to the extent necessary to perform such research.

2.5    Milestones. Licensee acknowledges that it is important to CSMC that Licensee pursue the development, commercialization and marketing of Products and otherwise exercise commercially reasonable efforts to maximize the value of this Agreement to CSMC. Moreover, Licensee acknowledges that it is a requirement of the United States Government under Title 35, Section 203 of the United States Code that Licensee take effective steps to achieve practical application of the Patent Rights in the Field of Use. Licensee will use commercially reasonable efforts to develop and commercialize Products as soon as practicable, consistent with sound business practices and judgment. Within sixty (60) days after each anniversary of the A&R Effective Date, Licensee shall prepare and deliver to CSMC an annual written report (to be certified by an officer of Licensee) indicating its compliance with the obligations in this section.

3.	REPRESENTATIONS AND WARRANTIES

3.1    Rights to Technology. Except for the rights, if any, of the United States Government, CSMC represents and warrants to Licensee that, to the best of its actual, current knowledge (without investigation outside of CSMC as to such representations and warranties) (a) it has the right to grant the licenses in this Agreement, (b) it has not granted licenses to the Patent Rights or Technical Information to any other party that would restrict the rights granted hereunder except as stated herein and (c) there are no claims, judgments or settlements to be paid by CSMC with respect the Patent Rights or Technical Information or pending claims or litigation relating to the Patent Rights or Technical Information. Except for any potential or actual rights of the United States Government,

CSMC is not aware that any additional rights or licenses are necessary for Licensee to exercise its licensed rights granted by CSMC under this Agreement.

3.2	Limited Warranty; Certain Damages.

(a)    Limited Warranty. CSMC makes no representation or warranty other than those expressly specified in this Agreement. Licensee accepts the Patent Rights and the Technical Information on an “AS-IS” basis. CSMC MAKES NO OTHER WARRANTIES CONCERNING PATENT RIGHTS OR TECHNICAL INFORMATION COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO PATENT RIGHTS, TECHNICAL INFORMATION OR ANY PRODUCT. CSMC MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF PATENT RIGHTS, OR THAT ANY PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING PATENT RIGHTS COVERED BY THIS AGREEMENT. LICENSEE HEREBY AGREES THAT LICENSEE WILL NOT GIVE, AND SHALL NOT PERMIT ANY AFFILIATES OR SUBLICENSEES OR AFFILIATES THEREOF TO GIVE, ANY SUCH WARRANTY OR REPRESENTATION TO THIRD PARTIES ON BEHALF OF CSMC.

(b)    Certain Damages. EXCEPT FOR THE BREACH OF THE CONFIDENTIALITY PROVISIONS IN SECTION 10 OR IN ACCORDANCE WITH THE OBLIGATION TO INDEMNIFY SET FORTH IN SECTION 8, IN NO EVENT SHALL CSMC BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER CSMC KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE BREACH OF THE CONFIDENTIALITY PROVISIONS IN SECTION 10 OR IN ACCORDANCE WITH THE OBLIGATION TO INDEMNIFY SET FORTH IN SECTION 8, CSMC’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO CSMC UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE), OR ANY OTHER GROUNDS.

3.3    Rights Retained by Funding Agencies. Licensee acknowledges that to the extent that the Improvements may be developed in part under one or more funding agreements with one or more public or private granting agencies which have provided funding to CSMC or to any of the Inventors for the development of any of the Improvements, such Funding Agencies may have certain statutory, non-exclusive rights relative thereto for use for government purposes as well as regulatory or statutory “march-in rights” (collectively, “Statutory Rights”) relative thereto. This Agreement is explicitly made subject to such Statutory Rights and, to the extent of any conflict between any such Statutory Rights and this Agreement, such Statutory Rights shall prevail.

4.	CONSIDERATION

In consideration of the execution and delivery by CSMC of this Agreement, Licensee agrees as follows:

4.1    License Fee. CSMC acknowledges and agrees that Licensee has paid a non-refundable license fee in an amount equivalent to Fifty Thousand Dollars ($50,000) as required by Section 4.1 of the Original License.

4.2    Reimbursement of Prosecution Costs. CSMC acknowledges and agree that all costs, including attorneys’ fees and filing fees, actually incurred by CSMC in the prosecution and maintenance of the Patent Rights have been reimbursed in full.

4.3	Royalties and Non-Royalty Revenue.

(a)    Running Royalties for Products. Licensee agrees to pay and shall pay to CSMC a running royalty of [ ] percent ([ ]%) of Net Sales of Products made, used, sold or otherwise distributed by Licensee or any Permitted Sublicensee hereunder in the United States (each, a “Royalty”).

(b)    Licensee Challenge of Patent Rights. Should Licensee bring, directly or through a third party indirectly, an action challenging the validity, scope or enforceability of any Patent Rights, Licensee will first provide CSMC with at least ninety (90) days’ prior written notice that it intends so to do before filing such a challenge. Following the giving of such notice, Licensee will pay to CSMC the Royalties and Non-Royalty Sublicense Revenue due hereunder at the rate of two times the applicable rate during the pendency of such action. Should the outcome of such action determine that any claim of a patent challenged by Licensee is valid and/or infringed and/

or enforceable, as applicable, Licensee will thereafter pay to CSMC the Royalties and share of Non-Royalty Sublicense Revenue due hereunder at the rate of three times the applicable rate for all Products sold that would infringe such claim and/or transactions that include a grant of rights to such claim. Such increased royalty reflects the increased value of the Patent Rights upheld in such action. In the event that a challenge of Patent Rights brought by Licensee is partially or entirely successful, Licensee will have no right to recoup any Royalties or other amounts paid before or during the period of the challenge. Additionally, Licensee agrees to reimburse CSMC for all costs actually incurred by CSMC in connection with the applicable legal proceedings. In the event that all or any portion of this Section 4.3(b) is invalid, illegal or unenforceable, then the parties will use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, gives effect to the intent of this Section 4.3(b).

(c)    Arm’s-Length Transactions. On sales of Products which are made in other than an arms’-length transaction, the value of the Net Sales attributed under this Section 4.3 to such a transaction shall be that which would have been received in an arms’-length transaction in the United States, based on sales of like quality and quantity products on or about the time of such transaction.

(d)    Duration of Royalty Obligations. The royalty obligations of Licensee as to each Product shall terminate on the later of: (i) the expiration of the last to expire Valid Claim within the Patent Rights that covers such Product, including any term extensions thereof, or (ii) the expiration of any market exclusivity period granted by a regulatory agency for such Product.

(e)    Non-Royalty Sublicense Revenues. In the event that Licensee has sublicensed the Patent Rights to a Permitted Sublicensee in accordance with Section 2.2 hereof, Licensee shall pay to CSMC a percentage of any and all “Non-Royalty Sublicense Revenues” received by Licensee from such Permitted Sublicensee, according to the following schedule:

Effective Date of Sublicense Agreement	Percent of Non-Royalty Sublicense Revenues Thereunder Payable to CSMC
Prior to initiation of a Phase I clinical trial of a Product	[ ]%
After initiation of Phase I clinical trial of a Product but prior to submission of a New Drug Application (“NDA”) or similar application to the FDA for a Product	[ ]%
After submission of NDA or similar application to the FDA for a Product but before receipt of FDA approval of a Product	The greater of (1) [ ]% of Non-Royalty Sublicense Revenues or (2) $[ ]
After receipt of FDA approval of a Product	The greater of (1) [ ]% of Non-Royalty Sublicense Revenues or (2) $[ ]

The applicable percentage of any and all “Non-Royalty Sublicense Revenues” shall be reported and paid to CSMC by Licensee within sixty (60) days of receipt by Licensee. Any non-cash consideration received by Licensee from Permitted Sublicensees as Non-Royalty Sublicense Revenues shall be valued at its fair market value thereof as of the date of receipt and the applicable percentage such amount shall be paid in cash to CSMC in accordance with the schedule above. In the event that the Patent Rights are sublicensed in combination with the license or sublicense of one or more patented technologies that are not covered under this Agreement, Non-Royalty Sublicense Revenues for the purposes of this Section 4.3(e) may, if and as elected by Licensee, be calculated on a pro-rata basis in a manner to be mutually agreed by CSMC and Licensee, and each party shall negotiate in good faith the other with respect thereto upon such an election.

Notwithstanding the foregoing, in the event that Licensee has entered into such a sublicense arrangement with a Permitted Sublicensee, Licensee may elect to either pay the aforementioned Non-Royalty Sublicense Revenue percentages or continue to pay the product development milestone payments set forth in Section 4.3(f)(i) below, and if Licensee elects to pay the product development milestone payments, then no amounts shall be payable by Licensee under this subsection (e) with respect to such sublicense; provided, however, that Licensee shall be obligated to pay the sales milestone payments set forth in Section 4.3(f)(i) below in all cases.

(f)	Milestone Payments.

(i)Product Development Milestones. Licensee agrees to pay and shall pay to CSMC the following non-creditable, non-refundable product development milestone payments within sixty (60) days of the first occurrence of a milestone (or its equivalent):

Milestone Event	Milestone Payment
Milestone 1: Dosing of first patient in a Phase I clinical trial of a Product	$[ ]
Milestone 2: Dosing of first patient in a Phase II clinical trial of a Product	$[ ]
Milestone 3: Dosing of first patient in a Phase III clinical trial of a Product	$[ ]
Milestone 4: Submission of NDA or similar application to the FDA for a Product	$[ ]
Milestone 5: Receipt of FDA approval of a Product	$[ ]

Notwithstanding anything to the contrary, in the event that Licensee has sublicensed the Patent Rights to a Permitted Sublicensee in accordance with Section 2.2 hereof and Licensee has elected to pay the amounts set forth in Section 4.3(e) with respect to thereto, no milestone payments shall be due and payable by Licensee under this Section 4.3(f)(i).

(ii)Sales Milestones. Licensee shall pay, or shall cause its Permitted Sublicensee (in the event that Licensee has sublicensed the Patent Rights to a Permitted Sublicensee in accordance with Section 2.2 hereof) to pay, to CSMC the following non-creditable, non-refundable sales milestone payments within sixty (60) days of the first occurrence of a milestone (or its equivalent):

Milestone Event	Milestone Payment
Milestone 1: Annual gross sales of Product by Licensee, an Affiliate thereof, or any sublicensee thereof with respect to Products first exceed $[ ]	$[ ]
Milestone 2: Annual gross sales of Product by Licensee, an Affiliate thereof, or any sublicensee thereof with respect to Products first exceed $[ ]	$[ ]

(iii)    Each Milestone Payment set forth in this Section 4.3(f) shall be paid no more than once, regardless of the number of Products, indications therefor, or formulations thereof achieving such milestone.

(g)    Notwithstanding anything else to the contrary, the royalty rate set forth in Section 4.3(a) (as it may be adjusted pursuant to Section 4.3(b)) and the sales milestone payments set forth in Section 4.3(f)(ii) shall, upon the expiration of the last to expire Valid Claim within the Patent Rights that covers a particular Product, including any term extensions thereof, be reduced by fifty percent (50%).
(h)    Permitted Deductions. If Licensee, an Affiliate thereof, or any sublicensee makes any payment to a third party to obtain a license for the manufacture, use, sale or import of a Product or otherwise exploit the Patent Rights, Licensee shall be entitled to deduct up to fifty percent (50%) of such third party payments made in a particular calendar year against the Royalties and/or the milestone payments payable to CSMC for that year; provided, however, that in no event shall the Royalties and/or the milestone payments payable to CSMC hereunder for any one-year period be reduced by operation of this section by more than fifty percent (50%); and provided further that such third party payments shall only be creditable against the Royalties and/or the milestone payments payable to CSMC during the calendar year in which the third party payment was actually made by Licensee.

(i)	Payment and Accounting.

(i)    Reports. Each payment of Royalties shall be accompanied by a report in the form attached as Schedule C hereto, which sets forth in reasonable detail the number and each type of Product sold and the calculation of Net Sales applicable thereto, and such additional details as may be reasonably requested by CSMC for the determination of Royalties payable hereunder. Products shall be considered as being sold for the purpose of the calculation of Royalties under this Agreement when the Products have been invoiced. Each payment of Non-Royalty Sublicense Revenue shall be accompanied by a report in the form attached as Schedule C hereto setting forth in reasonable detail the basis for the calculation of such amounts, and such additional details as may be reasonably requested by CSMC for the determination of Non-Royalty Sublicense Revenue payable hereunder. Hard copies of such reports shall be sent to CSMC’s address set forth in Section 13.1 of the Agreement, while an electronic copy shall be sent by electronic mail to CSTechTransfer@cshs.org. Except as otherwise provided herein, all amounts due hereunder shall be paid in United States dollars and shall be made without set off and free and clear of (and without any deduction or withholding for) any taxes, duties, levies, imposts or similar fees or charges. Royalties shall be payable by Licensee quarterly, within seventy-five (75) days after the end of each calendar quarter, based upon revenues accrued during the immediately preceding calendar quarter. Licensee agrees to pay and shall pay to CSMC, or cause its Permitted Sublicensees to pay to CSMC, all Royalties resulting from the activities of its Permitted Sublicensees, within seventy-five (75)days after the end of each calendar quarter.

(ii)    Notice of Payment. Licensee shall provide prompt written notice to CSMC that it has paid any milestone payment required by Section 4.3(f)(i) and (ii) by electronic mail to CSTechTransfer@cshs.org.

(iii)    Wire Transfer Instructions. All payments due hereunder shall be made by Licensee to CSMC in accordance with the following wire transfer instructions:
[ ]

(iv)    Records and Audits. Licensee shall create and maintain complete and accurate records and documentation concerning all sales of Products by Licensee, its Affiliates and Permitted Sublicensees as well as transactions based upon which Non-Royalty Sublicense Revenue is due, in sufficient detail to enable the Royalties and Non-Royalty Sublicense Revenue, respectively, that is payable hereunder to be determined. Licensee shall retain such records and documentation for not less than three (3) years from the date of their creation. During the term of this Agreement and for a period of three (3) years thereafter, CSMC and its representatives shall have the right to audit such records and documentation as shall pertain to the determination and payment of Royalties and Non-Royalty Sublicense Revenue. Such examiners shall have reasonable access during regular business hours to Licensee’s offices and the relevant records, files and books of account, and shall have the right to examine any other records reasonably necessary to determine the accuracy of the calculations provided by Licensee. The costs of any such audit shall be borne by CSMC, unless as a result of such inspection it is determined that the amounts payable by Licensee for any period are in error in Licensee’s favor by greater seven percent (7%) of the amount due for such period, in which case the reasonable, documented costs of such audit shall be borne by Licensee. CSMC shall report the results of any such audit to Licensee within forty-five (45) days of completion. Thereafter, Licensee shall promptly pay to CSMC the amount of any underpayment discovered in such audit, or CSMC shall credit to Licensee against future Royalty payments the amount of any overpayment discovered in such audit, as the case may be. In addition, Licensee shall pay interest on any underpayment at the rate that is the lower of (i) [ ] percent ([ ]%) over the rate of interest announced by Bank of America in Los Angeles, California (or any successor in interest thereto or any commercially equivalent financial institution if no such successor exists) to be its “prime rate”, or (ii) the highest rate permitted by applicable law, from the date such amount was underpaid to the date payment is actually received. In the event that interest is payable on any underpayment hereunder, then Licensee shall not also be required to pay the service charge set forth in Section 4.3(i)(vi) on such underpayment amount.

(v)    Currency Transfer Restrictions. If any restrictions on the transfer of currency exist in any country or other jurisdiction so as to prevent Licensee from making payments to CSMC, Licensee shall take all commercially reasonable steps to obtain a waiver of such restrictions or to otherwise enable Licensee to make such payments. If Licensee is unable to do so, Licensee shall make such payments to CSMC in a bank account or other depository designated by

CSMC in such country or jurisdiction, which payments shall be in the local currency of such country or jurisdiction, unless payment in United States dollars is permitted. Any payment by Licensee to CSMC in currencies other than United States dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted in the California edition of The Wall Street Journal for the close of business of the last banking day of the calendar quarter for which such payment is being made.

(vi)    Late Charges. A service charge equal to the interest rate set forth in subsection (iv) above, not to exceed the maximum rate allowed by applicable law, shall be payable by Licensee on any portion of Licensee’s outstanding Royalty or Non-Royalty Sublicense Revenue balance or any other amount payable by Licensee hereunder (including, without limitation, reimbursement for Prosecution costs as set forth in Section 4.2 hereof) that is not paid to CSMC within thirty (30) days past the due date.

(vii)    Taxes. Licensee shall pay, or cause to be paid, any and all taxes required to be paid or withheld on any sales, licenses or other transfers for value of Products or Patent Rights (other than taxes imposed on the income or revenues of CSMC); provided, however, that under no circumstances shall the amounts of such taxes be deducted from the total amount of payments otherwise due to CSMC hereunder. Upon CSMC’s request, Licensee shall secure and send to CSMC proof of any such taxes withheld and paid by Licensee, its Affiliates or Permitted Sublicensees.

(viii)    No Escrow. Licensee shall pay all Royalties and Non-Royalty Sublicense Revenue directly to CSMC and shall not pay royalties into any escrow or other similar account, including in the event of a validity or non-infringement challenge to the Patent Rights.

5.	PATENT RIGHTS

5.1    Prosecution. Commencing on the Original Effective Date, Licensee shall assume, in coordination with CSMC, full responsibility for the application, maintenance, reexamination, reissue, opposition and prosecution of any kind (collectively “Prosecution”) relating to the Patent Rights in the Territory, including, but not limited to, payment of all costs, fees and expenses related thereto. Subject to the approval of CSMC (which approval shall not be unreasonably withheld), Licensee shall have the right to select counsel with respect to the responsibility assumed by Licensee in this Section 5.1, and Licensee shall diligently pursue the Prosecution of the Patent Rights to the benefit of CSMC. For all purposes of the patent Prosecution, CSMC shall be the named “client” of such patent counsel. Each party shall provide the other with copies of any and all material or communications with the United States Patent and Trademark Office, or any foreign patent office, and CSMC shall be afforded the opportunity of prior review and comment on such action or paper.

5.2    Abandonment, Disclaimers, etc. In the event that Licensee shall elect to abandon the Prosecution (including the payment of maintenance fees or annuities) of any patent or patent application included in the Patent Rights, Licensee shall notify CSMC of such election at least forty-five (45) days before a final due date which would result in abandonment or bar of patentability of the patent or patent application. In such event, CSMC may, at its sole option and expense, continue Prosecution of the patent application or patent, in which case such application or patent shall no longer be included within the Patent Rights. Licensee further agrees that it shall not file any continuation-in-part application relating to the Patent Rights unless the additional disclosure or material to be included in the continuation-in-part application is necessary or appropriate to support the patentability of a claim recited in a parent application on which the continuation-in-part application is based. Licensee shall not file any continuation-in-part application without CSMC’s prior written consent, which shall not be unreasonably withheld.

5.3    Expenses. Licensee shall pay all expenses resulting from its obligations in Section 5.1 hereof. CSMC shall exercise reasonable efforts to cause the Inventors (to the extent they are available and on CSMC’s staff as employees) to cooperate fully with Licensee with respect to the Prosecution of the Patent Rights, and CSMC shall be reimbursed for all reasonable out-of-pocket expenses as such expenses are incurred.

5.4    CREATE Act. Licensee shall not invoke the Cooperative Research and Technology Enhancement Act of 2004, as set forth under Title 35, Section 102(c) of the United States Code (the “CREATE Act”), with respect to the Patent Rights without first obtaining the prior written consent of CSMC.

6.	TERM AND TERMINATION

6.1    Term. Unless earlier terminated as provided in Section 6.2 hereof, the term of this Agreement shall commence on the A&R Effective Date and shall expire, on a Product-by-Product basis, on the later of: (a) the first date upon which there are no Valid Claims of the Patent Rights covering such Product in the Territory, and (b) the expiration of any market exclusivity period granted by a regulatory agency for such Product. Upon the expiration of this Agreement for a Product, Licensee and its Affiliates shall have a perpetual, irrevocable, royalty-free, and fully-paid license, with rights of sublicense (through multiple tiers) and assignable with this Agreement under Section 13.11, to make, have made, use, sell, offer for sale, and import such Product in the Territory.

6.2    Termination. Except as provided by Section 6.3 hereof, and in addition to the termination provisions of Section 2.5, this Agreement shall terminate upon the earliest to occur of the following:

(a)    Upon written notice from CSMC if Licensee shall enter into a liquidating bankruptcy, be adjudged insolvent, liquidate, dissolve and/or if the business of Licensee shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; provided, however, that if any such action is involuntary, termination shall not take place unless the action is not reversed within sixty (60) days. Further, Licensee shall give CSMC at least forty-five (45) days’ prior written notice before Licensee initiates any bankruptcy proceeding, and CSMC shall have the right to terminate this Agreement immediately upon receipt of such notice;

(b)    Upon sixty (60) days written notice of CSMC to Licensee if the performance by either party to this Agreement of any term, covenant, condition or provision hereof (i) shall jeopardize (A) the licensure of CSMC, (B) CSMC’s participation in the Medicare, Medi-Cal or other reimbursement or payment programs, (C) the full accreditation of CSMC by The Joint Commission or any other state or nationally recognized accreditation organization, or (D) CSMC’s tax-exempt status; or (ii) is deemed illegal by any agency or body of the United States government. Upon the occurrence of any of the items set forth in this subparagraph (b), CSMC shall provide written notice to Licensee setting forth the reason for such termination and the parties shall promptly discuss in good faith reasonable means of avoiding such termination, including without limitation any required amendments to this Agreement, provided that, if termination cannot be avoided, such termination shall be effected at the end of such sixty (60) day period;

(c)    Upon thirty (30) days’ written notice from CSMC if, within such thirty (30) day period, (i) Licensee shall fail to pay fully any overdue Royalty or Non-Royalty Sublicense Revenue payment required by Section 4.3 hereof;

(d)    Upon ninety (90) days’ written notice from CSMC if, within such 90-day period, Licensee shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that Licensee may avoid such termination if, before the end of such 75-day period, such breach or default has been cured by Licensee to the reasonable satisfaction of CSMC;

(e)    Upon ninety (90) days’ written notice from Licensee if, within such 90-day period, CSMC shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that CSMC may avoid such termination if, before the end of such 90-day period, such breach or default has been cured by CSMC to the reasonable satisfaction of Licensee;

(f)    Upon the mutual written agreement of the parties hereto (such termination to be effective as of the date mutually agreed upon in such written agreement); and

(g)    Upon one hundred eighty (180) days’ written notice from Licensee; provided that in the event of such termination by Licensee, Licensee shall pay to CSMC a termination fee calculated in accordance with the following table no later than the effective date of termination:

Time of Termination	Termination Fee
Prior to completion of Milestone 3 (Dosing of first patient in a Phase III clinical trial of a Product)	$[ ]
Prior to completion of Milestone 4 (Submission of NDA or similar application to the FDA for a Product)	$[ ]
Following completion of Milestone 5 (Receipt of FDA approval of a Product)	$[ ]

6.3    Obligations Upon Termination. Upon any termination of this Agreement pursuant to Section 6.2 hereof, nothing herein shall be construed to release any party from any liability for any obligation incurred through the effective date of termination (e.g., confidentiality, reimbursement of patent expenses incurred prior to such date, etc.) or for any breach of this Agreement prior to the effective date of such termination. Upon any termination of this Agreement pursuant to Section 6.2 hereof, all Prosecution Cost amounts owed by Licensee to CSMC under Section 4.2 of this Agreement which are outstanding as of the effective date of termination (including any interest that has accrued thereon) shall become immediately due and payable, and Licensee shall pay the full outstanding amounts to CSMC within five (5) business days of the effective date of such termination. Licensee may, for a period of one (1) year after the effective date of such termination, sell all tangible Products customarily classified as “inventory” that it has on hand at the date of termination, subject to payment by Licensee to CSMC of the applicable Royalty and Non-Royalty Sublicense Revenue.

6.4    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 6.2 hereof, where such termination has not been caused by any uncured material breach by a Permitted Sublicensee of its obligations under its sublicense from Licensee, such termination of this Agreement shall be without prejudice to the rights of such Permitted Sublicensee of Licensee under the sublicense granted hereunder, such Permitted Sublicensee’s rights and obligations under such sublicense shall survive such termination, such Permitted Sublicensee shall be deemed to be a licensee of CSMC thereunder, and CSMC shall be entitled to all rights, but shall not be subject to any obligations (other than the grant of license and appurtenant obligations under this Agreement to the extent provided for in such sublicense) of Licensee thereunder, including right to payments thereunder to the extent constituting consideration for the rights to Patent Rights granted thereunder and not exceeding the corresponding amounts that would have been due hereunder with respect to such Permitted Sublicensee’s exercise of such rights.

6.5    Right to Institute Legal Actions. Notwithstanding the provisions of Section 6.2 hereof, CSMC, on the one hand, and Licensee, on the other hand, may institute any other legal action or pursue any other remedy against the other party permitted by applicable law if the other party does not substantially cure any breach or default of any material obligation as provided herein.

6.6    Reversion of Rights. Notwithstanding anything to the contrary set forth herein (including, but not limited to, Section 5 hereof), full responsibility for Prosecution of the Patent Rights shall, at the option of CSMC (exercisable in its sole and absolute discretion), and at its sole expense from the date of reversion, revert to CSMC upon any termination of this Agreement.

6.7    Return of Data. In the event of any termination or expiration of this Agreement, Licensee shall promptly provide CSMC with copies of all data, information and materials obtained or generated by or on behalf of Licensee in the course of conducting research and developing Products using the Patent Rights and the Technical Information.

7.	INFRINGEMENT BY THIRD PARTIES

7.1    Enforcement. In the event that either Party becomes aware of a substantial infringer of Patent Rights in the Territory, such Party shall provide prompt written notice of such to the other Party. Licensee shall have the exclusive first right (which may be granted to sublicensees) to enforce, at its sole expense, any Patent Rights to the extent licensed hereunder against infringement by third parties and shall notify CSMC in writing in advance of all such enforcement efforts. Upon Licensee’s undertaking to pay all expenditures reasonably incurred by CSMC, CSMC shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein. Licensee shall reimburse CSMC for all expenses, including reasonable attorneys’ fees, incurred in connection with any such enforcement. In the event that Licensee does not file suit against or commence and conclude settlement negotiations with a substantial infringer of Patent Rights within one hundred eighty (180) days of receipt of a written demand from CSMC that Licensee bring suit, then the parties will consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the patent in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against the parties hereto, the impact of any possible adverse outcome on Licensee and the effect any publicity might have on the parties’ respective reputations and goodwill). If, after such process, it is determined that a suit should be filed and Licensee does not file suit or commence settlement negotiations forthwith against the infringer, then CSMC shall have the right, at its own expense, to enforce any Patent Rights licensed hereunder on behalf of itself and Licensee. Any damages or other recovery from an infringement action undertaken by Licensee shall first be used to reimburse the parties, on a pro rata pari passu basis, for the costs and expenses incurred in such action, and the amount thereof remaining thereafter shall be allocated between the parties as follows: (i) twenty-five percent (25%) to CSMC; and (ii) seventy-five percent (75%) to Licensee. If Licensee does not prosecute any infringement action against any infringer, then any damages or other recovery received by CSMC as a result of its prosecution of such an action, net of the parties’ costs and expenses incurred in such infringement action, shall be the sole property of CSMC.

7.2    Defense Of Patent Rights. In the event that any Patent Rights are the subject of a legal action seeking declaratory relief or of any reexamination or opposition proceeding instituted by a third party, the parties agree to promptly consult with each other concerning the defense of such actions or proceedings. If the parties agree in writing that such defense should be undertaken, then Licensee shall bear the expenses, including attorneys’ fees, associated with such defense and be entitled to retain any recoupment of its expenses. If the parties disagree, then the party desiring to defend the action or proceeding may proceed with such defense and will bear its own expenses, and be entitled to all sums recovered.

8.	INDEMNIFICATION

8.1    Indemnification by Licensee. Subject to Section 8.2 hereof, Licensee shall hold harmless, defend and indemnify CSMC and each of its officers, directors, employees (including the Inventors), agents and sponsors of the research (except Licensee) (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the Indemnified Parties in any action, suit, litigation, arbitration or dispute of any kind (“Action”) arising or resulting from any negligence or willful acts or omissions on the part of Licensee, its Affiliates or Permitted Sublicensees in connection with (a) their use the Patent Rights or Technical Information and/or (b) the exercise of their rights hereunder or under any sublicense, including, but not limited to (i) the preclinical development and clinical testing of Products, and (ii) the manufacture, sale, use, marketing, or other disposition of Products developed, manufactured, sold, marketed, used or otherwise disposed of under this Agreement. As part of its obligations hereunder, Licensee shall defend any Action brought against any of the Indemnified Parties with counsel of its own choosing and reasonably acceptable to CSMC, and neither CSMC nor any other Indemnified Party shall enter into any settlement of any such Action without first obtaining prior approval of Licensee. Licensee shall pay all costs, including attorney’s fees, incurred in enforcing this indemnification provision. Should CSMC or any other Indemnified Party not afford Licensee the right to defend any such Action, or should CSMC or any other Indemnified Party not obtain the approval of Licensee to any such settlement, Licensee shall have no obligation to indemnify CSMC or any other Indemnified Party hereunder. Should Licensee fail to provide a defense for the Indemnified Parties as required hereunder, then Licensee shall reimburse CSMC for its out-of-pocket expenses (including reasonable attorneys’ fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to the foregoing, which reimbursement shall be made to CSMC upon receipt by Licensee of invoices reflecting in reasonable detail such expenses incurred by CSMC. Within one hundred and twenty (120) days following the Original Effective Date, Licensee shall obtain and maintain insurance policies (including products liability and general liability policies at such time as is appropriate) which are reasonable and necessary to cover its activities and to comply with the indemnification obligations set forth above. Such insurance policies shall name CSMC as an additional insured party and shall provide a minimum of $1,000,000 in coverage per occurrence. Upon initiation of any human clinical studies of Products, Licensee shall increase its insurance coverage to a minimum of $10,000,000 in the aggregate or such lower amount as approved by CSMC’s Risk Management Director in writing at such time. Licensee shall provide CSMC with prompt written notice of any material change in coverage under such policies. If the parties determine that evidence of Licensee’s insurance coverage is necessary and appropriate, within thirty (30) days of the Original Effective Date (subject to extension if reasonably required) and annually thereafter, Licensee shall provide CSMC with a certificate of insurance issued by the appropriate insurance company evidencing the insurance coverage required by this Section 8.1, together with copies of the endorsement which specifies CSMC as an additional insured and the declarations page for each such insurance policy. The certificate of insurance, endorsements and declarations pages (and any renewals or replacements thereof), if required, shall be sent to CSMC’s Technology Transfer Office by electronic mail at CSTechTransfer@cshs.org and by prepaid, first class, certified mail, return receipt requested, at the following address: 8797 Beverly Boulevard, Suite 206, Los Angeles, CA 90048.

8.2    Notice of Claim. CSMC shall promptly notify Licensee in writing of any claim or Action or material threat thereof brought against any Indemnified Party in respect of which indemnification may be sought and, to the extent allowed by law, shall reasonably cooperate with Licensee in defending or settling any such claim or Action. No settlement of any claim, Action or threat thereof received by CSMC and for which CSMC intends to seek indemnification (for itself or on behalf of any other Indemnified Party) shall be made without the prior joint written approval of Licensee and CSMC.

9.	USE OF NAMES

Licensee shall not, unless as required by any law or governmental regulation, use the name of CSMC, and/or any of its trademarks, service marks, trade names or fictitious business names without express prior written consent of the Vice President for Public Relations and Marketing of CSMC. Further, prior to any reference by Licensee to the names or marks of CSMC in any manner, Licensee shall provide CSMC with a writing reflecting the proposed reference so that CSMC can review the reference within a reasonable period of time prior to the proposed use thereof by Licensee. This limitation includes, but is not limited to, use by Licensee in any advertising, offering circular, prospectus, sales presentation, news release or trade publication. Subject to compliance by Licensee with the foregoing, which shall be deemed conditions precedent to any use of CSMC’s name or marks by Licensee, Licensee shall ensure that the name of CSMC is used as scientifically or academically appropriate in the “byline” of any article, abstract, manuscript or any other publication related to the subject matter hereof.

10.	CONFIDENTIALITY

10.1    Non-Disclosure. The parties hereto shall keep the terms of this Agreement and all business and scientific discussions relating to the business of the parties strictly confidential. All patient information to which a party is given access by the other party shall be subject to the provisions of the Confidentiality of Medical Information Act (Cal. Civ. Code §§56, et seq.) and the Health Insurance Portability and Accountability Act of 1996, and all regulations promulgated thereunder. It may, from time to time, be necessary for the parties, in connection with performance under this Agreement, to disclose Confidential Information (including know-how) to each other. The Receiving Party (as defined in Section 1.2 hereof) shall keep in strictest confidence the Confidential Information of the Disclosing Party (as defined in Section 1.2 hereof), using the standard of care it normally uses for information of like character, and shall not disclose the Confidential Information to any third party or use it except as expressly authorized by the prior written consent of the Disclosing Party or as otherwise permitted by this Agreement; provided, however, that Licensee may disclose the Confidential Information received from CSMC to its Affiliates and Permitted Sublicensees as shall be reasonably necessary to carry out the intent of this Agreement or any sublicense granted by Licensee as contemplated by this Agreement if, but only if, such Affiliates and/or Permitted Sublicensees each execute a confidentiality agreement containing confidentiality provisions no less restrictive than those confidentiality provisions contained in this Section 10. The Receiving Party’s obligation hereunder shall not apply to Confidential Information that the Receiving Party can show:

(a)    Is or later becomes part of the public domain through no fault or neglect of the Receiving Party;

(b)    Is received in good faith from a third party having no obligations of confidentiality to the Disclosing Party, provided that the Receiving Party complies with any restrictions imposed by the third party;

(c)    Is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(d)    Is required by law or regulation to be disclosed (including, without limitation, in connection with FDA filings, filings with another government agency or as required under the California Public Records Act), provided that the Receiving Party uses reasonable efforts to restrict disclosure and to obtain confidential treatment.

10.2    Limits on Permitted Disclosures. Each party agrees that any disclosure or distribution of the other party’s Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Agreement. The parties further agree that all of their respective officers, employees, agents, representatives or approved sublicensees to whom any Confidential Information is disclosed or distributed shall have agreed to maintain its confidentiality. In such event, the Receiving Party shall identify with reasonable particularity, upon request by the Disclosing Party, each person within the Receiving Party’s organization to whom the Receiving Party has disclosed or distributed Confidential Information.

10.3    Legally Required Disclosures. If a subpoena or other legal process concerning Confidential Information is served upon any party hereto pertaining to the subject matter hereof, the party served shall notify the other party immediately, the other party shall cooperate with the party served, at the other party’s expense, in any effort to contest the validity of such subpoena or other legal process. This Section 10.3 shall not be construed in any way to limit any party’s ability to satisfy any disclosure of its relationship with the other party required by any governmental authority.

10.4    Patent Rights as Confidential Information. The Patent Rights are understood by Licensee to be the Confidential Information of CSMC to the extent “unpublished” as such term is construed under the United States Patent Laws. As such, Licensee’s confidentiality obligations hereunder automatically extend to any and all Technical Information and to any and all patent applications of CSMC relating to any Patent Rights, Technical Information and Improvements and to any and all communications with the United States Patent Office, and any foreign patent office relating to any Patent Rights, Technical Information or Improvements.

10.5    Return of Confidential Information. In the event of any termination of this Agreement, the Receiving Party shall promptly return all Confidential Information and any copies made thereof previously made available to the Receiving Party by the Disclosing Party.

10.6    Remedies. Both parties acknowledge and agree that it would be difficult to measure damages for breach by either party of the covenants set forth in this Section 10, and that injury from any such breach would be incalculable, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, either party shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief as a court may deem appropriate to restrain or remedy any breach of such covenants.

11.	INFORMATION EXCHANGE

In addition to the Patent Rights and Technical Information, the parties shall cooperate to exchange such non-confidential information as may be appropriate and necessary to facilitate Licensee’s development and commercialization of Products incorporating any Patent Rights or Technical Information.

12.	PATENT MARKING

In the event any Product is the subject of a patent under the Patent Rights, Licensee shall actually or virtually mark all Products made, sold or otherwise disposed of by or on behalf of it or any of its Permitted Sublicensees as set forth under Title 35, Section 287(a) of the United States Code and shall respond to any request or disclosure under Title 35, Section 287(b)(4)(B) of the United States Code by only notifying CSMC of the request for disclosure.

13.	MISCELLANEOUS

13.1    Notices. Any notice, request, instruction or other document required by this Agreement shall be in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, or (c) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, addressed as follows:

In the case of CSMC to:

Cedars-Sinai Medical Center 8700 Beverly Boulevard
Los Angeles, California 90048-1865
Attention: Senior Vice President for Academic Affairs

with a copy to Senior Vice President for Legal Affairs & General Counsel or in the case of Licensee to:
Naia Rare Diseases, Inc.
c/o Naia Pharmaceuticals, Inc. 336 Bon Air Center, P.O. Box 341 Greenbrae, CA 94904
Attention: _________

or to such other address or to such other person(s) as may be given from time to time under the terms of this Section 13.1.

13.2    Compliance with Laws. Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

13.3    Governing Law. For any dispute between the parties to this Agreement which arises from or relates to this Agreement, the Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of California, irrespective of choice of laws provisions. The parties agree that Los Angeles County, California shall be the situs of any legal proceeding arising out of or relating to this Agreement. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the state and federal courts located in Los Angeles, California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.

13.4    Waiver. Failure of any party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

13.5    Enforceability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

13.6    Modification. No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of the parties to this Agreement.

13.7    Entire Agreement. This Agreement and the Schedules hereto (which are incorporated herein by this reference as if fully set forth herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and replace and supersede as of the date hereof and thereof any and all prior agreements and understandings, whether oral or written, between the parties with respect to the subject matter of such agreements.

13.8    Construction. This Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

13.9    Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or in .pdf format.

13.10    Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys’ fees may be included in and as part of such judgment.

13.11	Assignment; Successors.

(a)    Subject to Section 13.11(b), Licensee may assign this Agreement as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of Licensee’s entire business or assets, or that part of Licensee’s business that exercises all rights granted under, or that portion of its assets related to the subject matter of, this Agreement. In the event of a bankruptcy, assignment is permitted in conjunction therewith only to a party that can provide adequate assurance of future performance, including diligent development and sales, of Products.

(b)    Prior to any assignment permitted under Section 13.11(a), the following conditions must be met: (i) Licensee must give CSMC prior written notice of the assignment, including the new assignee’s contact information, (ii) the new assignee must agree in writing to be bound by this Agreement, and (iii) CSMC must have received a $[ ] assignment fee.

(c)    Licensee may assign this Agreement to any Affiliate of Licensee. Prior to such assignment, Licensee must give CSMC the Affiliate’s contact information and the Affiliate must agree in writing to be bound by this Agreement.

(d)    Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of CSMC and Licensee. Any attempt to assign this Agreement by Licensee that is not in accordance with this Section 13.11 is null and void. CSMC shall have the right to assign its rights hereunder as part of any reorganization or bond financing.

13.12    Further Assurances. At any time and from time to time after the A&R Effective Date, each party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

13.13    Survival. The following sections shall survive any expiration or earlier termination of this Agreement: 4.3, 6.3, 6.4, 8, 9, 10, and 13.

13.14    Performance and/or Exercise by Affiliates. Licensee may perform some or all of its obligations under this Agreement through its Affiliate(s) or shall be entitled to exercise some or all of its rights under this Agreement through its Affiliates. However, Licensee shall remain responsible and be guarantor of the performance by its Affiliates and shall take reasonable steps to cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

“LICENSEE”

NAIA RARE DISEASES, INC.,
A Cayman Islands Corporation

By: /s/ H. Daniel Perez, MD
Name: H. Daniel Perez, MD
Title: CEO

Date: 2/10/2020

“CSMC”:

CEDARS SINAI MEDICAL CENTER, A
California Nonprofit Public Benefit Corporation

By: Edward M. Prunchunas
Name: Edward M. Prunchunas
Title: Executive Vice President, Finance
& Chief Financial Officer

Date: 1/28/2020

By: /s/ James D. Laur, JD
Name: James D. Laur, JD
Title: Vice President, Intellectual Property

Date: 1/28/2020

ACKNOWLEDGE AND AGREED:

“INVENTORS”:

/s/ Mark Pimentel, M.D.
Mark Pimentel, M.D.

/s/ Jeffrey Conklin, M.D.
Jeffrey Conklin, M.D.

/s/ Edy Soffer, M.D.
Edy Soffer, M.D.

Schedule A

Patent Rights

TITLE:	USE OF GLP-1 AGONISTS FOR TREATMENT OF SHORT-BOWEL SYNDROME

INVENTOR:	JEFFREY CONKLIN, MARK PIMENTEL & EDY E. SOFFER
PATENT NO.:    U.S. PATENT NO. 8,236,760

GRANT DATE:	AUGUST 7, 2012, U.S. PATENT & TRADEMARK OFFICE

DOCKET NO.:    065472-999175US00

Schedule B

Technical Information

The following information or material in the Field of Use which is embodied in the Patent Rights conceived or reduced to practice prior to the Original Effective Date in the conduct of research performed at CSMC under the direction of the Inventors:

1. Kunkel D, Basseri B, Low K, Lezcano S, Soffer EE, Conklin JL, Mathur R, Pimentel M. Efficacy of the glucagon-like peptide-1 agonist exenatide in the treatment of short bowel syndrome. Neurogastroenterol Motil. 2011 Aug;23(8):739-e328.

Schedule C

Royalty Reporting Form

Licensee name: Reporting period: Date of report:
Date of first commercial sale:

Royalty Report

Product (list products by name)	No. units sold	Invoiced price per unit	Net sales	Country of sale/foreign currency/ conversion rate
Product name
Product name
Product name
Total

Total Net sales	$
Royalty rate
Royalty due	$

Total royalty due: $

Non-Royalty Sublicense Revenue Report

Total Non-Royalty Sublicense Revenue received	$
Date received
Applicable percentage payable to CSMC
Total Non-Royalty Sublicense Revenue payable to CSMC	$

Report prepared by: Title:
Date:

Please send report to:

Cedars-Sinai Medical Center 8700 Beverly Boulevard
Los Angeles, California 90048-1865
Attention: Senior Vice President for Academic Affairs

with a copy to Senior Vice President for Legal Affairs & General Counsel

Please send electronic copy to CSTechTransfer@cshs.org.